September 6, 2018

Adam Taylor
Chief Executive Officer
Drone Guarder, Inc.
86-90 Paul Street
London, England EC2A 4NE

       Re: Drone Guarder, Inc.
           Registration Statement on Form S-1
           Filed August 28, 2018
           File No. 333-227076

Dear Mr. Taylor:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Gregory Dundas, Attorney Advisor, at (202) 551-3436 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Telecommunications
cc:    Scott Doney, Esq.